PERFORMANCE ADVERTISING CALCULATION SCHEDULE

The Variable Account may from time to time quote historical performance in advertisements. A yield and effective yield may be advertised for money market sub-accounts, computed according to the following formulas:


                  YIELD = [(BPR-1) x (#of days in year)/7)] x 100

                  EFFECTIVE YIELD = [BPR#of days in year/7 - 1] x 100

Where:

                     BPR = Base Period Return = UVend/UVbeg

UVbeg = Unit Value at beginning of period
UVend = Unit Value at end of period


Standardized average annual total return may be advertised for non-money market funds, computed according to the following general formula:

T = [(ERV/P)1/n - 1] x 100; if n => 1          T = [(ERV/P) - 1] x 100; if n < 1

         ERV = AV - CDSC

AVn<1 =  P/UVbeg x Uvend - AC

AVn=>1 = [P/UVbeg - (SIGMA) (AC/UVann)] x UVend

Where:
T = average annual total return

P = a hypothetical initial payment of $1,000

n = number of years

ERV = ending redeemable value of a hypothetical $1,000 payment made at the beginning of the quoted periods at the end of the quoted periods (or fractional portion thereof)

AV = accrued value

AC - administrative charge

CDSC = contingent deferred sales charge, equal to (7-n)% of the lesser of $1,000 or AV (CDSC expires after applicable # of completed contract years)

UVbeg = Unit Value at beginning of period

UVend = Unit Value at end of period

UVann = Unit Value at contract anniversary

Nonstandardized total return is calculated similarly to the above, except that CDSC will be taken and may also be advertised at $0, P will be at least $10,000 and an administrative charge (if applicable) will not be reflected if period is less than one year.